Exhibit 99

Farmers & Merchants Bancorp Reports
Record Earnings in 2015

Farmers & Merchants Bancorp (OTCQX: FMCB) announced that the Company earned record net income of $27.4 million for the year-ending December 31, 2015, an increase of 7.8% over the prior year. This strong performance resulted in basic earnings per common share of $34.82, return on average assets of 1.12% and return on average equity of 11.21%.  Total assets at year-end were $2.6 billion, up 10.8% over the prior year.

Kent A. Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer stated, “We are very pleased with the Company’s significant organic growth in both loans and deposits, which allowed us to report solid profit growth for 2015 and a strong return on average assets and equity.  In Management’s opinion all of these metrics compare favorably to other banks in our geographic region.  Despite continuing pressures on the industry’s net interest margin, Farmers & Merchants Bancorp maintained its position as one of the best performing banks in California.  Additionally, during 2015 our new strategies of expanding into the San Francisco Bay Area and entering the equipment leasing business produced positive results that contributed to the successful year.”

Loans and Credit Quality

Total loans & leases grew $284 million or 16.6% compared to the prior year. This growth was broadly distributed over much of the Company’s portfolio segments, and was partially the result of: (1) the Company’s intensive business development efforts directed toward credit-qualified borrowers; (2) continued expansion in the equipment leasing business; and (3) expansion of the Company’s service area into the San Francisco Bay Area.  The Company’s yield on loans and leases averaged 4.52% in 2015.

Asset quality remained very strong, with non-accrual loans and leases decreasing to 0.11% of total loans and leases, or $2.2 million, at December 31, 2015.  This represents a decrease of $114,000 from December 31, 2014. The Company’s Texas Ratio was 1.56% at December 31, 2015.

The provision for credit losses totaled $750,000 in 2015 compared to $1.2 million in 2014.  Net recoveries were $5.4 million in 2015 compared to net charge-offs of $48,000 in 2014.  As of December 31, 2015, the allowance for credit losses was 2.07% of total loans and leases, or $41.5 million, up from $35.4 million at the end of 2014.

Deposits

During 2015, total deposits grew 10.3% to $2.3 billion, an increase of $213 million.  Although overall deposit growth was strong, the growth in low cost checking account balances was even stronger at $137 million or 14.4% year over year. The Company’s cost of deposits averaged 0.14% in 2015.

Earnings

Net interest income increased 10.2% to $86.8 million in 2015.  Despite a continuing low market rate environment and fierce competitor pricing, the Company was able to achieve a net interest margin of 3.87% in 2015. The Company’s ability to grow loans as a percentage of total earning assets helped significantly in supporting the net interest margin during 2015.

Non-interest income (exclusive of gains/losses on deferred compensation investments) was $13.2 million in 2015, compared to $12.2 million in 2014.

Non-interest expense (exclusive of gains/losses on deferred compensation investments) was $54.9 million in 2015 as compared to $49.2 million in 2014.  This increase was related to the significant investments the Company made: (1) expanding into the San Francisco East Bay Area and the equipment leasing business; (2) remodeling of our existing branch offices; and (3) replacing all ATM’s with the newest generation of technology. Over the past two years the Company opened new full service branches in Walnut Creek and Concord, relocated and modernized branches in South Sacramento and Modesto and expanded its treasury management capabilities, resulting in an increase in full time staff of 11 employees.

The Company’s efficiency ratio for 2015 was 54.9%.

Liquidity and Capital

At December 31, 2015 the Company’s investment portfolio totaled $430 million and cash balances at the FRB were $10 million. The Company did not have any borrowed funds at year-end.

At December 31, 2015 the Company’s total risk based capital ratio was 12.23% and the total common equity tier 1 capital ratio was 10.55%, resulting in the highest possible regulatory classification of “well capitalized.”  In order to help support the Company’s recent asset growth, during 2015 the Company issued $3.4 million of common equity that was purchased by the Company’s non-qualified retirement plans.  The Company has no intangible assets on its balance sheet, and with the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred), all of the Company’s capital is common equity.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 25 convenient locations. The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for more than 20 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.